EXHIBIT (A)(1)(i)

OFFER TO REPURCHASE

Up to 36,308,589 of the Issued and Outstanding Shares of Common Stock

Of

TRI-CONTINENTAL CORPORATION

At

99.25% of Net Asset Value Per Share

By

TRI-CONTINENTAL CORPORATION

in Exchange for Portfolio Securities of

TRI-CONTINENTAL CORPORATION

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON DECEMBER 11, 2008.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE

CONDITIONS LISTED UNDER “CERTAIN CONDITIONS OF THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Stockholders of Tri-Continental Corporation:

Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), is offering to repurchase up to 36,308,589 (approximately 35%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Fund Shares”). As of November 10, 2008, 103,738,828 Fund Shares were outstanding. The offer is to repurchase Fund Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded on a U.S. securities exchange or for which quoted bid prices are not available, that would need to be registered under the Securities Act of 1933, as amended (the “Securities Act”), if distributed in the repurchase, or that involve the assumption of contractual obligations or trading restrictions) held in the Fund’s investment portfolio on the Repurchase Pricing Date (“Portfolio Securities”) subject to adjustment for fractional shares of Portfolio Securities, as well as cash (or cash equivalents) then held by the Fund (“Cash on Hand”), at a price equal to 99.25% of the net asset value (“NAV”) per Fund Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Fund Shares are traded, on the trading day after the Offer (as defined below) expires (the “Repurchase Pricing Date”). The Portfolio Securities will be valued by the Fund as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date in the same manner as they are valued for the purposes of computing the Fund’s NAV on the Repurchase Pricing Date. The offer is being made upon the terms and subject to the conditions set forth in this Offer to Repurchase (which, together with any amendments or supplements thereto, constitutes the “Offer”).

The Offer will expire at 5:00 p.m., Eastern time, on December 11, 2008 (the “Expiration Date”). The Fund Shares are traded on the NYSE under the symbol “TY.” The NAV as of the close of the regular trading session of the NYSE on November 10, 2008 was $11.89 per Fund Share and the last reported sale price on the NYSE on such date for a Fund Share was $11.38. Until the Offer expires, NAV quotations can be obtained from Georgeson Inc. (the “Information Agent”) by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR FUND SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. STOCKHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. STOCKHOLDERS WISHING TO SELL FUND SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER,

IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO REPURCHASE, IS COST-EFFECTIVE VERSUS SELLING FUND SHARES ON THE NYSE.

Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including without limitation, the risks inherent in the Portfolio Securities and the cost of disposing of Portfolio Securities, versus selling the Fund Shares on the NYSE at the prevailing market price and, if applicable, the cost of transferring your Fund Shares to an account held through a Nominee. You may sell your Fund Shares on the NYSE at the prevailing market price at any time. In order to participate in the Offer, your Fund Shares must be tendered through a broker, dealer, commercial bank or trust company (each, a “Nominee”), and you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities. Stockholders who hold their Fund Shares through accounts held at Seligman Data Corp. (“SDC”) and wish to participate in the Offer will need to transfer their shares to an account held through a Nominee prior to participating in the Offer.

Commission rules require the Fund to suspend repurchases of Fund Shares (i.e., you cannot sell your Fund Shares back to the Fund) during the Offer period and ten business days thereafter. Accordingly, from November 12, 2008 through December 26, 2008 (the “Suspension Period”), the Fund cannot accept, and will not process, any requests to effect sales of Fund Shares received from stockholders who hold Fund Shares through accounts at SDC including any systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Suspension Period, the Fund will re-commence accepting requests for repurchases of Fund Shares from stockholders who hold their Fund Shares through accounts at SDC, including systematic repurchases of Fund Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). During the Suspension Period, any such stockholder’s request to effect a sale of Fund Shares received by the Fund before December 22, 2008 will be returned to the stockholder, and requests received on or after December 22, 2008 will be held and deemed received on the first date that the Fund may repurchase Fund Shares after the Suspension Period. For stockholders holding Fund Shares through an individual retirement account (IRA) at SDC who seek to make a “required minimum distribution” (as defined under the Code) prior to December 31, 2008 through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan), SDC will process all such required minimum distribution requests on December 29, 2008. Additionally, non-retirement account systematic repurchases of Fund Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) typically made on December 1st and December 15th, will be made on December 29, 2008.

If you hold Fund Shares through an account at SDC and wish to sell Fund Shares during the Suspension Period, you must transfer the Fund Shares that you wish to sell to a brokerage account. Your broker may charge you a fee to open an account, as well as account maintenance fees and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Fund Shares through the broker. For information on transferring Fund Shares to a brokerage account, contact the Information Agent, Georgeson Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

In addition, if the Cash Tender Offer is commenced (as described under Section 2—“Purpose of the Offer; Use of Acquired Fund Shares; Plans or Proposals of the Fund”), the repurchase of any Fund Shares from stockholders who hold Fund Shares through an account at SDC (including through the Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan)), will also be suspended during the pendency of the Cash Tender Offer and for the ten business days following the expiration of such offer.

Guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time on the Expiration Date.

Participating stockholders will bear the costs and expenses of their receiving the Portfolio Securities pursuant to the Offer, including any transaction costs assessed by the Nominee to sell Portfolio Securities, or account maintenance fees. The Fund will pay all charges and expenses of the Information Agent and American Stock Transfer & Trust Company, LLC (the “Depositary”). The Fund mailed this Offer to Repurchase to record holders on or about November 14, 2008.

IMPORTANT INFORMATION

Stockholders who desire to participate in the Offer should contact their Nominees to effect the transaction on their behalf. Stockholders who hold their Fund Shares through accounts held at SDC and wish to participate in the Offer will need to transfer their shares to accounts held through Nominees in order to participate in the Offer. Please note that guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time on the Expiration Date. In order to participate in the Offer you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities. Tendering stockholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses as described in this Offer to Repurchase including costs assessed by the Nominee to sell Portfolio Securities or account maintenance fees. The Fund reserves the absolute right to reject Fund Shares determined not to be tendered in appropriate form.

Tendering stockholders who do not timely make the required registration, custodial or transfer arrangements will not be able to participate in the Offer and will be deemed to have incorrectly tendered their shares. (See Sections 4—“Procedures for Tendering Fund Shares for Repurchase” and 6—“Payment for Fund Shares”.)

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR RIVERSOURCE INVESTMENTS, LLC, THE FUND’S INVESTMENT MANAGER (THE “MANAGER”), MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER FUND SHARES FOR REPURCHASE OR REFRAIN FROM TENDERING FUND SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR THE MANAGER AS TO WHETHER STOCKHOLDERS SHOULD TENDER FUND SHARES FOR REPURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR THE MANAGER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR FUND SHARES FOR REPURCHASE OR REFRAIN FROM PARTICIPATING IN THE OFFER.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) A TENDER OFFER STATEMENT ON “SCHEDULE TO” UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

THIS DOCUMENT DOES NOT CONSTITUTE A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS RULES OF THE FINANCIAL SERVICES AUTHORITY OF THE UNITED KINGDOM. NO ACTION HAS BEEN OR IS INTENDED TO BE TAKEN BY THE FUND THAT WOULD PERMIT THE OFFER TO BE MADE TO THE PUBLIC IN THE UNITED KINGDOM. ACCORDINGLY, IN THE UNITED KINGDOM THE OFFER IS BEING MADE BY THE FUND ONLY TO CERTAIN QUALIFYING STOCKHOLDERS AND IS SUBJECT TO CERTAIN MINIMUM TENDER CONDITIONS AS MORE FULLY DESCRIBED IN SECTION 4D—“LIMITED OFFER TO CERTAIN UK STOCKHOLDERS”.

The date of this Offer to Repurchase is November 12, 2008.

i

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Repurchase.

What is the repurchase offer?

•

Tri-Continental Corporation is offering to repurchase up to 36,308,589 shares (approximately 35%) of its common stock. The Fund will repurchase Fund Shares at a price equal to 99.25% of the per share net asset value as of the close of regular trading session of the New York Stock Exchange (the “NYSE”) on the trading day immediately after the Expiration Date. The Offer will expire at 5:00 p.m., Eastern time, on the Expiration Date. You will not receive cash in exchange for your Fund Shares (except that cash will be distributed in lieu of any fractional shares of Portfolio Securities and with respect to any Cash on Hand) but will instead receive securities of the companies held by the Fund on the Repurchase Pricing Date and representing a pro rata share of the Portfolio Securities then held by the Fund. The Offer is subject to a number of conditions. (See Section 3—“Certain Conditions of the Offer.”)

What does it mean to receive Portfolio Securities of the Fund?

•

Instead of receiving cash for Fund Shares accepted for repurchase in the Offer, participating stockholders will receive securities of the companies in which the Fund has invested (other than securities that are not publicly traded on a U.S. securities exchange or for which quoted bid prices are not available, that would need to be registered under the Securities Act if distributed in the repurchase, or that involve the assumption of contractual obligations or trading restrictions), except that cash will be distributed in lieu of fractional shares of Portfolio Securities and with respect to any Cash on Hand. Stockholders are more likely to receive a disproportionate amount of consideration in the form of cash in lieu of fractional shares of Portfolio Securities to the extent that they tender fewer Fund Shares in the repurchase offer. The value of the Portfolio Securities may decrease or increase between the date on which you tender Fund Shares for repurchase and the date on which Fund Shares are priced for purposes of the repurchase offer, and between the date on which Fund Shares are priced for purposes of the repurchase offer and the date on which participating stockholders actually receive the Portfolio Securities in their accounts. (See Section 6—“Payment for Fund Shares.”)

How many of my shares of the Fund will the Fund repurchase?

•

The Fund is offering to purchase up to 36,308,589 Fund Shares (approximately 35% of its issued and outstanding shares of common stock). If stockholders tender and do not withdraw more than 36,308,589 Fund Shares for repurchase, the Fund will repurchase duly tendered shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of shares each stockholder tenders for repurchase and does not timely withdraw. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

If I participate in the repurchase offer, can I receive cash instead of Portfolio Securities in return?

•

No. However, instead of participating in the Offer, you may choose at any time to sell your Fund Shares on the NYSE at the prevailing market price, less any transaction costs. In light of the associated transaction costs described in this Offer to Repurchase, you should consider whether participating in the Offer is cost-effective versus selling your Fund Shares on the NYSE. If you participate in the Offer, a portion of the consideration that you will receive will be in cash (i) to account for fractional shares of

Portfolio Securities which will not be distributed to participating stockholders and (ii) with respect to any cash then held by the Fund. However, you are more likely to receive a disproportionately large share of consideration in the form of cash in lieu of fractional shares to the extent that you tender fewer Fund Shares in the repurchase offer.

Will I know the identity of the issuers of the Portfolio Securities I will be receiving prior to tendering my Fund Shares?

•

You may refer to the Fund’s website, www.tricontinental.com, for a list of Portfolio Securities held by the Fund as of September 30, 2008. The Portfolio Securities to be received by participating stockholders will represent a pro rata portion of the Fund’s investment portfolio as of the Repurchase Pricing Date, subject to the adjustments noted above, and may differ substantially from those held by the Fund on September 30, 2008 because a new portfolio management team was put in place on November 7, 2008 in connection with the sale of J. & W. Seligman & Co. Incorporated, the Fund’s former investment manager (“Seligman”). In particular, the number of Portfolio Securities held by the Fund on the Repurchase Pricing Date may be substantially greater than the number held as of September 30, 2008. The Fund’s holdings as of such date are available at www.tricontinental.com.

What can I do with the Portfolio Securities I receive if I participate in the repurchase offer?

•

You may arrange to sell your shares of Portfolio Securities on a public exchange in return for cash proceeds less any fees or costs associated with such sale. You may also continue to hold the Portfolio Securities received from the Fund.

Will I have to pay anything to participate in the repurchase offer?

•

The Fund will bear the costs of printing and mailing materials to Fund stockholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. The stockholders that participate in the repurchase offer will pay all costs associated with distributing Portfolio Securities pursuant to the offer. The actual expense per share tendered by you for repurchase, including the expense of effecting the repurchase and of any liquidation of Portfolio Securities received by you, will depend on a number of factors, including the number of Fund Shares you tender for repurchase, the Fund’s portfolio composition on the Repurchase Pricing Date and prevailing market conditions when you sell the Portfolio Securities received in the repurchase, if you choose to do so. Your broker, dealer or other institution may charge you a fee for processing your repurchase request and sending the repurchase request to the Depositary. You may also incur fees, expenses and brokerage commissions associated with the disposal or retention of the Portfolio Securities. (See “Price; Number of Fund Shares.”) Per share expenses borne by a participating stockholder might increase to the extent that the Fund repurchases fewer shares from such participating stockholder.

Why is the Fund making this repurchase offer?

•

The Fund is making this offer in connection with a settlement agreement, dated as of August 19, 2008, between the Fund and a stockholder group (the “Group”), including Western Investment LLC, whereby the members of the Group agreed to cast their votes at the Fund’s special meeting of stockholders (the “Meeting”) held on October 7, 2008 in accordance with the recommendations of the Board of Directors of the Fund (the “Board”). At the Meeting, stockholders approved an investment management services agreement (the “New Agreement”) between the Fund and RiverSource Investments, LLC (“RiverSource”), a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource acquired all of the outstanding capital stock of Seligman on November 7, 2008.

Pursuant to the settlement agreement, the Fund agreed that, if the stockholders approve the New Agreement and RiverSource’s acquisition of Seligman was completed, the Fund would promptly commence this Offer. The Fund has also agreed to commence, promptly upon completion and settlement of this Offer, a cash tender offer for 12.5% of its then outstanding shares of common stock (the “Cash Tender Offer”). The purchase price in the Cash Tender Offer will be 99.25% of the net asset value per share at the close of business on the business day following the expiration of the Cash Tender Offer. The Fund will not be obligated to commence the Cash Tender Offer if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of this Offer is 99.25% or more of the average of the common stock’s daily net asset value per share during that five trading-day period.

When will the repurchase offer expire?

•	The repurchase offer will expire at 5:00 p.m., Eastern time, on December 11, 2008.

What is the net asset value per Fund Share as of a recent date?

•

As of November 10, 2008, the net asset value per share was $11.89 and the last reported sales price on the NYSE for a share of the Fund’s common stock was $11.38. (See Section 9—“Price Range of Fund Shares” for more information regarding the trading range of Fund Shares and the Fund’s net asset value per share during the past three years.) Before the repurchase offer expires, net asset value quotations can be obtained from Georgeson Inc. by calling 1-888-219-8293, Monday through Friday between 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

Will the Fund’s net asset value per share be higher or lower on the date that the price to be paid for repurchased shares is to be determined?

•	No one can accurately predict what the Fund’s net asset value per share will be at any future date.

How do I participate in the repurchase offer?

•

In order to participate in this Offer, your Fund Shares must be tendered through a Nominee. You should contact such Nominee to obtain the package of information necessary to make your decision. Tenders may only be made by book-entry transfer, to any of the accounts maintained by the Depositary at the Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”). (See Section 4—“Procedures for Tendering Fund Shares for Repurchase”.) Book-entry transfer means that if you hold stock certificates representing Fund Shares, you must provide such stock certificates to your Nominee in order to participate. Guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time, on the Expiration Date.

Must I tender all of my Fund Shares for repurchase?

•	No. You may tender for repurchase all or part of the shares you own.

May I withdraw my Fund Shares after I have tendered them for repurchase and, if so, by when?

•

Yes, you may withdraw all, but not less than all, of your shares at any time prior to 5:00 p.m., Eastern time, on December 11, 2008, which is the Expiration Date. In order for your withdrawal to be effective, you must direct your Nominee to submit a withdrawal request to the Depositary, through DTC’s system, prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn shares by following the repurchase procedures before the offer expires, including during any extension period. (See Section 5—“Withdrawal Rights.”)

How do I participate if I hold Fund Shares through an account at Seligman Data Corp. (“SDC”)?

•

If you hold your Fund Shares through accounts held at SDC and wish to participate in the Offer, you will need to transfer your shares to an account held through a Nominee prior to participating in the Offer.

How do I withdraw previously tendered Fund Shares?

•

You must instruct your Nominee to submit a request for withdrawal of previously tendered shares to the Depositary through DTC’s system. You may withdraw only all Fund Shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must state this. (See Section 5—“Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Fund Shares?

•	No.

If the Fund accepts my Fund Shares for repurchase, when will I receive the Portfolio Securities held by the Fund?

•	The transfer of Portfolio Securities in return for tendered Fund Shares accepted by the Fund will be made as soon as practicable after the expiration of the repurchase offer.

Is my tender of Fund Shares in the repurchase offer a taxable transaction?

•

It is anticipated that the tender by U.S. Stockholders (other than those who are tax exempt) of Fund Shares in exchange for Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand) will generally be a taxable transaction for U.S. federal income tax purposes. The subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer may also be a taxable transaction for U.S. federal income tax purposes. Participating stockholders may also be subject to additional U.S. federal taxation under certain circumstances. See “Certain United States Federal Income Tax Consequences” for a general summary of the U.S. federal income tax consequences of a sale of shares pursuant to the repurchase offer and the differing rules for U.S. and Non-U.S. Stockholders. Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences.

Is there any reason shares tendered by me for repurchase would not be accepted?

•

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to repurchase tendered shares, and the restrictions of the repurchase offer applicable to UK stockholders described under “Limited Offer to Certain UK Stockholders”, the Fund has reserved the right to reject any and all tendered shares determined by the Fund not to have been tendered in the appropriate form.

How will tendered Fund Shares be accepted for repurchase by the Fund?

•

Fund Shares properly submitted in the Offer will be accepted for repurchase by the determination of the Fund, which will thereafter transfer the Fund Shares submitted to DTC. DTC will transfer the Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand) to the account of your Nominee as soon as practicable after the expiration of the Offer. Your Nominee will then transfer the Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand) to your account.

What should I do if I decide not to tender my Fund Shares for repurchase?

•	Nothing. There are no actions that you need to take.

Does the Fund’s management recommend that stockholders participate in the repurchase offer, and will management participate in the repurchase offer?

•

None of the Fund, its Board or its Manager is making any recommendation to the Fund’s stockholders regarding whether to tender Fund Shares in the repurchase offer. Based upon information provided or available to the Fund, no Fund Shares will be tendered into the Offer by any director, officer or affiliate of the Fund. (See Section 11—“Interest of Directors, Executive Officers and Certain Related Persons.”)

If I hold Fund Shares in an account at SDC, can I sell Fund Shares during the Suspension Period?

•

Pursuant to Commission rules, during the Suspension Period, the Fund will suspend all repurchases of Fund Shares (i.e., you will not be able to sell your Fund Shares back to the Fund during the Suspension Period), including systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

If you hold Fund Shares through an account at SDC and wish to sell Fund Shares during the Suspension Period, you must transfer the Fund Shares that you wish to sell to a brokerage account. The broker will then facilitate your request to sell Fund Shares. SDC cannot facilitate your request to sell Fund Shares during the Suspension Period. Transferring Fund Shares from your account at SDC to a brokerage account may take time, and during such time, the Fund’s market price and NAV may fluctuate. You may be charged a fee to open an account, as well as account maintenance fees, and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Fund Shares through the broker. For information on transferring Fund Shares to a broker account, contact the Information Agent, Georgeson, Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays). Similar restrictions on the ability of the Fund to repurchase Fund Shares (as described above) will apply in connection with the Cash Tender Offer, if commenced.

I hold my Fund Shares in an individual retirement account (IRA) at SDC, and I am enrolled in the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). Will I be able to make a “required minimum distribution” before December 31, 2008 through this plan?

•

Yes. It is expected that SDC will process “required minimum distribution” requests received through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) during the Suspension Period on December 29, 2008.

How do I obtain more information?

•

Questions, requests for assistance and requests for additional copies of the Offer and all other repurchase offer documents should be directed to Georgeson Inc., the information agent for the Offer, toll free at 1-888-219-8293. If you do not own shares directly, you can also obtain this information and the documents from your Nominee.

1. Price; Number of Fund Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended, the terms and conditions of any such amendment), the Fund will accept for payment, in exchange for a pro rata portion of the Fund’s Portfolio Securities and Cash on Hand, an aggregate amount of up to 36,308,589 of its issued and outstanding Fund Shares that are properly tendered and not withdrawn in accordance with Section 5 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time, on December 11, 2008. The Fund reserves the right in its sole discretion and for any reason to amend or terminate the Offer. (See Sections 3 and 17.) The Fund will not be obligated to purchase Fund Shares pursuant to the Offer under certain circumstances. (See Section 3—“Certain Conditions of the Offer”.) The purchase price of the Fund Shares will be 99.25% of their NAV per Fund Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date, and will be payable in Fund Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand). (See Section 6—“Payment for Fund Shares”.) The Fund will not pay interest on the purchase price under any circumstances.

The NAV as of the close of the regular trading session of the NYSE on November 10, 2008 was $11.89 per Fund Share and the last reported sale price of a Fund Share on the NYSE on such date was $11.38, representing a discount of approximately 4.29% to NAV. Prior to the Expiration Date, NAV quotations can be obtained from the Information Agent by calling 1-888-219-8293 Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

The Offer is being made to all stockholders and is not conditioned upon stockholders tendering for repurchase any minimum aggregate number of Fund Shares.

If more than 36,308,589 Fund Shares (approximately 35%) are duly tendered for repurchase pursuant to the Offer (and not withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will repurchase Fund Shares from participating stockholders in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Fund Shares duly tendered (and not subsequently withdrawn) by or on behalf of each stockholder. The Fund does not intend to increase the number of Fund Shares offered for repurchase, even if more than 36,308,589 Fund Shares are tendered by all stockholders in the aggregate.

On November 10, 2008, there were 103,738,828 Fund Shares issued and outstanding, and there were approximately 54,000 holders of record of Fund Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Fund Shares as nominees on behalf of multiple beneficial owners.

2. Purpose of the Offer; Use of Acquired Fund Shares; Plans or Proposals of the Fund. The Board considered and approved the Offer at a meeting held on November 4, 2008.

The Fund is making this offer in connection with the settlement agreement, dated as of August 19, 2008, between the Fund and a stockholder group, including Western Investment LLC, whereby the members of the Group agreed to cast their votes at the Fund’s special meeting of stockholders held on October 7, 2008 in accordance with the recommendations of the Board. At the Meeting, stockholders approved an investment management services agreement between the Fund and RiverSource, a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource acquired all of the outstanding capital stock of Seligman on November 7, 2008.

In the settlement agreement, the Fund agreed that, if the stockholders approve the New Agreement and RiverSource’s acquisition of Seligman was completed, the Fund would promptly commence this Offer. The Fund has also agreed to commence, promptly upon completion and settlement of this Offer, the Cash Tender Offer for 12.5% of its then outstanding shares of common stock. The purchase price in the Cash Tender Offer will be 99.25% of the net asset value per share of common stock at the close of business on the business day following the expiration of the Cash Tender Offer. The Fund will not be obligated to commence the Cash Tender Offer if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of this Offer is 99.25% or more of the average of the common stock’s daily net asset value per share during that five trading-day period.

Any Fund Shares repurchased by the Fund pursuant to the Offer will be retired and will be available for re-issuance by the Fund without further stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Fund Shares are listed).

Except as set forth above, as described in Section 11 or in connection with the operation of the Fund’s Automatic Dividend Investment and Cash Purchase Plan or the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) or otherwise in connection with the declaration of dividends in Fund Shares, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer and the Cash Tender Offer, the Fund has agreed, subject to certain conditions, to make following the completion of the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present distribution policy, or indebtedness or, except with respect to the Offer and the Cash Tender Offer, capitalization of the Fund; (d) changes to the present Board or management of the Fund, including change to the number or the term of members of the Board, the filling of any existing vacancies on the Board or change to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940 as amended; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered Fund Shares, if:

(a) the Fund is not able through commercially reasonable efforts to procure Portfolio Securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund’s investment objective, policies and status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), in order to provide sufficient consideration to purchase Fund Shares tendered pursuant to the Offer;

(b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Fund Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer or otherwise, seeks to obtain any material amount of damages in connection with the Offer or in relation to other Fund share repurchases, or otherwise directly or indirectly adversely affects the Offer, other Fund share repurchases or the Fund;

(c) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Fund Shares are traded or other exchange on which Portfolio Securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the fiduciary duties of the Board owed to the Fund or its stockholders.

The Board may modify these conditions in light of experience.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3—“Certain Conditions of the Offer” shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to amend or terminate the Offer in any respect. (See Section 16—“Amendments; Termination”.)

4. Procedures for Tendering Fund Shares for Repurchase.

A. Proper Tender of Shares. For Fund Shares to be properly tendered pursuant to the Offer, a stockholder must cause its Nominee to deliver the Fund Shares pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary) to any of the accounts maintained by the Depositary at DTC, before 5:00 p.m., Eastern time, on the Expiration Date. Stockholders who hold their Fund Shares through accounts held at SDC and wish to participate in the Offer will need to transfer their shares to an account held through a Nominee prior to participating in the Offer.

In order to validly tender Fund Shares for repurchase pursuant to the Offer, Nominees tendering shares on behalf of clients must submit the DTC Delivery Election Form. (See Section 6—“Payment for Fund Shares”.)

Guaranteed delivery will not be available in connection with this Offer, and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time, on the Expiration Date.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a tender of Fund Shares pursuant to the Offer unless at the time of the request, and at the time the Fund Shares are accepted for payment, the person requesting the tender has a net long position equal to or greater than the amount requested for tender in (a) Fund Shares, and will deliver or cause to be delivered such Fund Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to tender, will acquire Fund Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Fund Shares so acquired for the purpose of requesting the tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to tender or guarantee of a request to tender on behalf of another person.

The acceptance of Fund Shares by the Fund for repurchase will constitute a binding agreement between the participating stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating stockholder’s representation that the stockholder has a net long position in the Fund Shares being tendered for repurchase within the meaning of Rule 14e-4 and that the request to tender such Fund Shares complies with Rule 14e-4.

B. Book-Entry Delivery. The Depositary has established an account with respect to the Fund Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system must make book-entry delivery of Fund Shares tendered for repurchase pursuant to the Offer by causing DTC to transfer such Fund Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Fund Shares must be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message (as defined below) in connection with a book-entry transfer must, in any case, be received by the Depositary prior to 5:00 p.m., Eastern time, on the Expiration Date at the address set forth on the back cover page of this Offer to Repurchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Fund Shares (a “Book-Entry Confirmation”) which states that DTC has received an express acknowledgment from the DTC participant tendering the Fund Shares for repurchase that are the subject of the Book-Entry Confirmation. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

C. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all requests to tender Fund Shares determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Fund Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Fund Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Fund Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.

D. Limited Offer to Certain UK Stockholders. In the United Kingdom, the repurchase offer is being made by the Fund only to certain qualifying stockholders; in addition, such qualifying stockholders will be required to have tendered Fund Shares in a certain minimum amount.

In the United Kingdom, the repurchase offer is being made only to stockholders that can satisfy the Fund that they are either (a) persons with professional experience in matters relating to investments who fall within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (ii) a person falling within Article 49(2)(a) to (d) of the Order (all such persons, together, “UK Qualifying Stockholders”). In the United Kingdom, a stockholder that is not a UK Qualifying Stockholder should not act or rely on this document or any of its contents. In the United Kingdom, any investment or investment activity to which this document relates is available only to UK Qualifying Stockholders and will be engaged in only with such persons.

A tender from a UK Qualifying Stockholder will be eligible for acceptance only if the value of the Fund Shares it has tendered is at least equal to Euro 50,000, as determined by the Fund with reference to the prevailing exchange rate on the basis of the price per Fund Share on the Repurchase Pricing Date.

UK stockholders who wish to accept the Offer and believe they are UK Qualifying Stockholders and will meet the above criteria should contact their Nominee. Such persons may be required to certify their eligibility and to provide such supporting documentation as the Fund or the Nominee requires.

E. United States Federal Income Tax Withholding. To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each participating U.S. Stockholder must have on file with their Nominee a valid Form W-9. A “U.S. Stockholder” is, in general, a stockholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or other entity taxed as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Participating Non-U.S. Stockholders must have on file with their Nominee a valid Form W-8BEN or other Form W-8, as appropriate, in order to avoid backup withholding. For this purpose, a “Non-U.S. Stockholder” is any stockholder that is not a U.S. Stockholder.

5. Withdrawal Rights. At any time prior to 5:00 p.m., Eastern time, on the Expiration Date, and, if the Fund Shares have not by then been accepted for payment by the Fund at any time after December 11, 2008, any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

To be effective, you must direct your Nominee to submit to the Depositary, through DTC’s system, a request for withdrawal of Fund Shares tendered for repurchase, and such request must be timely received by the Depositary prior to 5:00 p.m., Eastern time, on the Expiration Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Fund Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Fund Shares, however, may be re-tendered for repurchase by following the procedures described in Section 4 prior to 5:00 p.m., Eastern time, on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Fund Shares made pursuant to the Offer will be irrevocable.

NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6. Payment for Fund Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and repurchased Fund Shares that are tendered for repurchase (and not withdrawn in accordance with Section 5—“Withdrawal Rights”) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Fund Shares for repurchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Fund Shares tendered for repurchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand) as payment for properly tendered Fund Shares as soon as practicable after the Expiration Date.

The sale proceeds of the Offer will be paid in a pro rata portion of the Portfolio Securities then held by the Fund except for: (a) securities that are not traded on a public securities market in the United States or for which quoted bid and ask prices are not available; (b) securities that, if distributed, would be required to be registered under the Securities Act; and (c) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and purchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. In addition, the Fund will pay cash for fractional shares of Portfolio Securities as well as Cash on Hand.

Portfolio Securities distributed in the Offer will be valued in the same manner as they would be valued for the purposes of computing the Fund’s net asset value on the Repurchase Pricing Date. In the case of Portfolio Securities traded on a public securities market for which public price quotations are available, this means their last reported sales price on the exchange on which the securities are primarily traded, or, if the securities are not listed on an exchange or the public securities market, or, if there is no such reported price, the average of the most recent bid and asked price (or, if no such asked price is available, the last quoted bid prices).

In all cases, payment for Fund Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4—“Procedure for Tendering Fund Shares for Repurchases”.

The Fund (and therefore non-participating stockholders indirectly) is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to stockholders, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent. The Fund is not retaining any third parties to make solicitations or recommendations in connection with the Offer. Participating stockholders will pay the costs associated with distributing Portfolio Securities pursuant to the Offer, which shall be deducted directly from each participating stockholder’s proceeds from the repurchase. Participating stockholders will bear any transaction costs associated with transferring and delivering the Portfolio Securities and cash proceeds to such participating stockholders. The actual per share expenses of effecting the repurchases and of any liquidation of Portfolio Securities received will depend on a number of factors, including the number of Fund Shares tendered, the Fund’s portfolio composition on the Repurchase Pricing Date and market conditions prevailing during the liquidation process. Per share expenses borne by a participating stockholder might increase to the extent that the Fund repurchases fewer shares from such participating stockholder. Stockholders wishing to sell Fund Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Fund Shares on the NYSE. Nominees also may charge fees to a participating stockholder for processing a repurchase request and sending it to the Depositary. A participating stockholder may also incur fees, expenses and brokerage commissions associated with the disposal or retention of Portfolio Securities as well as account maintenance fees. Stockholders who hold their Fund Shares through accounts held at SDC may also incur fees in connection with transferring their Fund Shares to an account held through a Nominee, which is a requirement to participate in the Offer.

The Fund will not be obligated to repurchase Fund Shares pursuant to the Offer under certain conditions. (See Section 3—“(Certain Conditions of the Offer”.)

7. Source and Amount of Consideration. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Fund Shares to be repurchased will depend on the number of Fund Shares tendered for repurchase, and the price will be based on the NAV per Fund Share on the Repurchase Pricing Date. If the NAV per Fund Share on the Repurchase Pricing Date were $11.89, which was the NAV per Fund Share on November 10, 2008, and if stockholders tender the maximum number of Fund Shares offered to be repurchased (approximately 35% of the Fund’s outstanding Fund Shares), estimated payments by the Fund of Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand) to the stockholders would have a market value of approximately $428,441,350. (See the Pro Forma Capitalization Table, Section 8—“Effects of the Offer; Consequences of Participation”.) The Fund will not be responsible for the costs of distributing the Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash on Hand), including any transaction expenses and fees and the costs associated with the services of the Subcustodian, which will be paid by participating stockholders.

The consideration which participating stockholders will receive under the terms of the Offer consists of pro rata portions of the Fund’s Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and Cash On Hand) as of the Repurchase Pricing Date. As of November 10, 2008, approximately 98.4% of the Fund’s net investment assets were invested in Portfolio Securities of 102 U.S. issuers. The Portfolio Securities to be received by participating stockholders may differ substantially from those held by the Fund on November 10, 2008 because a new portfolio management team was put in place on November 7, 2008 in connection with the sale of Seligman. In particular, the number of Portfolio Securities held by the Fund on the Repurchase Pricing Date may be substantially greater than the number held as of November 10, 2008. The Fund’s holdings as of September 30, 2008 are available at www.tricontinental.com.

8. Effects of the Offer; Consequences of Participation. THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING STOCKHOLDERS.

A. Effects on Value of Portfolio Securities. The Fund’s investments and the Portfolio Securities may decrease in value during the Offer period, depending on the level of participation in the Offer and whether and when participating stockholders choose to dispose of the Portfolio Securities after the Offer.

B. Effects on the Fund. The repurchase of Fund Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating stockholders and reducing the net assets of the Fund. This reduction in the net assets of the Fund will likely cause the ratio of the Fund’s expenses to its net assets to increase. Additionally, a reduction in the number of Fund Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Fund Shares.

C. Pro Forma Effects on Fund Capitalization. The repurchase by the Fund of the Fund Shares will reduce the Fund’s net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of November 10, 2008, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 35% of its outstanding Fund Shares pursuant to the Offer):

Pro Forma Capitalization(1)

	As of November 10, 2008	Adjustment for Purchase at $11.80 per Fund Share(2)	Pro Forma as Adjusted
Total net assets	$1,233,645,827	$(428,441,350)	$805,204,477
Fund Shares outstanding	103,738,828	(36,308,589)	67,430,239
NAV per Fund Share(3)	$11.89	n/a	$11.94

(1)	This table assumes repurchase by the Fund of 36,308,589 Fund Shares, equal to 35% of the Fund’s outstanding Fund Shares as of November 10, 2008.

(2)	This amount represents 99.25% of the Fund’s NAV per Fund Share, as of November 10, 2008. Fund Shares repurchased pursuant to the Offer will be purchased at a 0.75% discount to NAV on the Repurchase Pricing Date, which may be more or less than $11.80 per Fund Share, and the pro forma NAV per Fund Share also may be more or less than that shown above.

(3)	The NAV per Fund Share is determined as of the close of regular trading on the NYSE no less frequently than weekly, at such times as the Board may determine, and on the last business day of each month the NYSE is open for trading, by dividing the total assets of the Fund, less all liabilities, by the total number of Fund Shares outstanding.

D. Expenses of Participating Stockholders. Without consideration of any potential tax consequences to participating stockholders, the actual per share expense incurred by a stockholder to participate in the Offer will depend on many factors, including the number of Fund Shares tendered for repurchase by such participating stockholder and any fees and expenses paid to a Nominee for submitting the documentation necessary for participation in the Offer. The impact of such per share expenses on a participating stockholder will depend in part on how many Fund Shares the Fund repurchases from such participating stockholder; per share expenses borne by a participating stockholder might increase to the extent that the Fund repurchases fewer Fund Shares from such participating stockholder. Participating stockholders may incur additional expenses following their participation in the Offer, which may vary depending on whether they sell or retain the Portfolio Securities. Stockholders wishing to sell Fund Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Fund Shares on the NYSE.

E. Tax Consequences of Participating Stockholders. The sale by participating U.S. Stockholders of Fund Shares in exchange for Portfolio Securities and cash with respect to fractional shares of Portfolio Securities and Cash on Hand) pursuant to the Offer will generally have U.S. federal income tax consequences, and the subsequent ownership and sale by participating stockholders of such Portfolio Securities may also have U.S. tax consequences. In addition, non-participating stockholders may also be subject to certain U.S. tax consequences. See Section 14 (“Certain United States Federal Income Tax Consequences”).

F. Suspension of Purchases of Fund Shares Held in Accounts at SDC. Commission rules require the Fund to suspend repurchases of Fund Shares (i.e., you cannot sell your Fund Shares back to the Fund) during the Offer period and ten business days thereafter. Accordingly, during the Suspension Period, the Fund cannot accept, and will not process, any requests to effect sales of Fund Shares received from stockholders who hold Fund Shares through accounts at SDC including any systematic repurchases typically processed through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Suspension Period, the Fund will re-commence accepting requests for repurchases of Fund Shares from stockholders who hold their Fund Shares through accounts at SDC, including systematic repurchases of Fund Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). During the Suspension Period, any such stockholder’s request to effect a sale of Fund Shares received by the Fund before December 22, 2008 will be returned to the stockholder, and requests received on or after December 22, 2008 will be held and deemed received on the first date that the Fund may repurchase Fund Shares after the Suspension Period. For stockholders holding Fund Shares through an individual retirement account (IRA) at SDC who seek to make a “required minimum distribution” (as defined under the Code) prior to December 31, 2008 through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan), SDC will process all such required minimum distribution requests on December 29, 2008. Additionally, non-retirement account systematic repurchases of Fund Shares through the Fund’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan) typically made on December 1st and December 15th, will be made on December 29, 2008.

If you hold Fund Shares through an account at SDC and wish to sell Fund Shares during the Suspension Period, you must transfer the Fund Shares that you wish to sell to a brokerage account. Your broker may charge you a fee to open an account, as well as account maintenance fees and transaction costs or fees (e.g., brokerage commissions) associated with any sale of Fund Shares through the broker. For information on transferring Fund Shares to a brokerage account, contact the Information Agent, Georgeson Inc., by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

In addition, if the Cash Tender Offer is commenced (as described under Section 2—“Purpose of the Offer; Use of Acquired Fund Shares; Plans or Proposals of the Fund”), the repurchase of any Fund Shares from stockholders who hold Fund Shares through an account at SDC (including through the Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan)), will also be suspended during the pendency of the Cash Tender Offer and for the ten business days following the expiration of such offer.

9. Price Range of Fund Shares. The following table shows the high and low sale prices of the Fund Shares on the composite tape for issues listed on the NYSE for each calendar quarter since the beginning of 2006, as well as the net asset values and the range of the percentage discounts to net asset value per share that correspond to such prices.

	Market Price		Corresponding Net Asset Value		Corresponding Discount to Net Asset Value
	High	Low	High	Low	High	Low
Year (ending December 31)
2006
1st Quarter	20.40	18.86	23.30	22.44	(12.45)	(15.95)
2nd Quarter	20.66	18.85	23.74	21.59	(12.97)	(12.69)
3rd Quarter	21.21	18.92	23.89	21.72	(11.22)	(12.89)
4th Quarter	22.55	20.88	25.81	23.83	(12.63)	(12.38)
2007
1st Quarter	23.28	22.10	26.45	25.15	(11.98)	(12.13)
2nd Quarter	26.69	22.73	28.06	25.74	(4.88)	(11.69)
3rd Quarter	26.51	21.88	28.35	24.57	(6.49)	(10.95)
4th Quarter	24.78	20.57	26.91	22.90	(7.92)	(10.17)
2008
1st Quarter	20.51	16.80	22.68	18.74	(9.57)	(10.35)
2nd Quarter	19.27	16.52	21.13	18.62	(8.80)	(11.28)
3rd Quarter	17.81	14.41	18.67	14.76	(4.61)	(2.37)
4th Quarter (through November 10, 2008)	14.76	10.14	15.50	10.83	(4.77)	(6.37)

The Corporation’s Common Stock has historically been traded on the market at less than net asset value. As of the close of business on November 10, 2008, the Fund’s NAV was $11.89 per Fund Share, and the high, low and closing prices per Fund Share on the NYSE on that date were $11.65, $11.21 and $11.38, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained in the manner indicated in Section 1—“Price; Number of Fund Shares”.

The tender of Fund Shares, unless and until such tendered Fund Shares are accepted for repurchase, will not affect the record ownership of any such tendered Fund Shares for purposes of entitlement to any dividends payable by the Fund.

10. Selected Financial Information. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund’s Annual Report to stockholders.

The Annual and Semi-Annual Reports may be obtained without charge by writing to Georgeson Inc., the Information Agent, by calling 1-888-219-8293 or on the Internet at www.sec.gov or www.tricontinental.com.

FINANCIAL HIGHLIGHTS

The following table includes per Fund Share performance data for a share of the Fund, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Fund Shares.

Financial Highlights

	Six Months Ended June 30, 2008 (unaudited)	Years Ended December 31,
		2007	2006	2005	2004	2003
Per Share Operating Performance:
Net Asset Value, Beginning of Period	$23.03	$25.66	$22.16	$21.87	$19.55	$15.72

Net investment income	0.33	0.84	0.33	0.26	0.26	0.18
Net realized and unrealized investment gain (loss)	(3.55)	(1.01)	3.47	0.29	2.31	3.84

Increase (Decrease) from Investment Operations	(3.22)	(0.17)	3.80	0.55	2.57	4.02
Dividends paid on Preferred Stock	(0.01)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Dividends paid on Common Stock	(0.32)	(0.87)	(0.28)	(0.24)	(0.23)	(0.17)
Distributions from net realized gain	(0.31)	(1.57)	—	—	—	—
Return of capital	(0.54)	—	—	—	—	—
Issuance of Common Stock in gain distributions	0.02	—	—	—	—	—

Net Increase (Decrease) in Net Asset Value	(4.38)	(2.63)	3.50	0.29	2.32	3.83

Net Asset Value, End of Period	$18.65	$23.03	$25.66	$22.16	$21.87	$19.55

Adjusted Net Asset Value, End of Period*	$18.60	$22.98	$25.60	$22.10	$21.82	$19.51
Market Value, End of Period	$16.54	$20.90	$22.38	$18.58	$18.28	$16.40

Total Investment Return:
Based upon market value	(15.53)%	3.51%	22.10%	2.98%	12.95%	25.24%
Based upon net asset value	(13.57)%	(0.52)%	17.38%	2.66%	13.36%#	25.84%

Ratios/Supplemental Data:
Expenses to average net investment assets	0.67%†	0.65%	0.79%	0.64%	0.65%	0.68%
Expenses to average net assets for Common Stock	0.68%†	0.66%	0.80%	0.65%	0.66%	0.70%
Net investment income to average net investment assets	3.19%†	3.17%	1.37%	1.18%	1.26%	1.03%
Net investment income to average net assets for Common Stock	3.25%†	3.22%	1.40%	1.20%	1.28%	1.05%
Portfolio turnover rate	53.81%	123.02%	121.81%	70.77%	47.36%	138.65%

Net Investment Assets, End of Period (000s omitted):
For Common Stock	$1,931,970	$2,373,429	$2,657,209	$2,392,304	$2,470,781	$2,310,999
For Preferred Stock	37,637	37,637	37,637	37,637	37,637	37,637

Total Net Investment Assets	$1,969,607	$2,411,066	$2,694,846	$2,429,941	$2,508,418	$2,348,636

*	Assumes the exercise of outstanding warrants.

†	Annualized.

#	Excluding the effect of the payments received from Seligman in 2004, the total investment return would have been 13.33%.

11. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s stockholders and filed with the Commission. The table below sets forth the number of Fund Shares and percentage of outstanding Fund Shares beneficially owned by the directors and officers of the Fund as of November 7, 2008.

Name and Position	Number of Fund Shares Beneficially Owned

Directors
Kathleen Blatz, Director	100
Arne H. Carlson, Director	100
Pamela G. Carlton, Director	100
Patricia M. Flynn, Director	2,037
Anne P. Jones, Director	100
Jeffrey Laikind, Director	100
Stephen R. Lewis, Jr., Director	100
John F. Maher, Director	5,000
Catherine James Paglia, Director	100
Alison Taunton-Rigby, Director	200
Leroy C. Richie, Director	9,917.253
William F. Truscott, Director	100

Officers
Patrick T. Bannigan, President	0
William F. Truscott, Vice President	100
Michelle M. Keeley, Vice President	0
Amy K. Johnson, Vice President	0
Scott R. Plummer, Vice President, General Counsel and Secretary	0
Paul B. Goucher, Assistant Secretary	0
Christopher O. Petersen, Assistant Secretary	0
Joseph D’Alessandro, Assistant Secretary	0
Lawrence P. Vogel, Treasurer	0
Joseph Cheung, Assistant Treasurer	0
Jeffrey P. Fox, Assistant Treasurer	0
Paul D. Pearson, Assistant Treasurer	0
Connie Trebisovsky, Assistant Treasurer	0
Wade M. Voigt, Assistant Treasurer	0
Yvonne R. Walker, Assistant Treasurer	4,289
Eleanor T. M. Hoagland, Chief Compliance Officer, Money Laundering Prevention Officer and Identity Theft Prevention Officer	0

The total percentage of shares beneficially owned by all directors and executive officers equals less than 1% of the outstanding Fund Shares.

During the 60 days prior to the date of this Offer to Repurchase, the Fund has not effected any transaction in Fund Shares, except for issuances under the Fund’s Automatic Dividend Investment and Cash Purchase Plan and repurchases under the Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). Except as set forth in this Offer and for the warrants described below, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with respect to any of the Fund’s securities, including, without limitation, any agreement, arrangement, or understanding with respect to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. As of September 30, 2008, there were outstanding 9,991 warrants, each of which entitled holders to purchase 23.94 Fund Shares at $0.94 per Fund Share.

Based upon information provided or available to the Fund, no Fund Shares will be tendered into the Offer by any director, officer or affiliate of the Fund.

During the 60 days prior to the date of this Offer to Repurchase, none of the Fund’s executive officers or directors purchased any Fund Shares in the open market.

12. Certain Information About the Fund. The Fund is a Maryland corporation with its principal executive offices located at 50605 Ameriprise Financial Center, Minneapolis, MN (telephone number (800) 221-2450). The Fund is a closed-end management investment company. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Fund Shares at the election of a stockholder and does not continuously offer its Fund Shares for sale to the public. The Fund’s investment objective is to produce future growth of both capital and income while providing reasonable current income.

The Manager, a wholly owned subsidiary of Ameriprise Financial, Inc., is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Manager offers a full spectrum of investment products to domestic and international retail, business, and institutional investors. As of September 30, 2008, the Manager had approximately $127.8 billion in assets under management. The Manager currently manages 163 funds. Its principal office address is 50605 Ameriprise Financial Center, Minneapolis, MN.

13. Additional Information. The Fund has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, including the exhibits thereto (“Schedule TO”), which provides certain additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

14. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of certain U.S. federal income tax consequences of a participating stockholder’s sale of Fund Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a stockholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Fund Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, or a U.S Stockholder (as such term is defined in Section 4(E)—“Procedures for Tendering Fund Shares for Repurchase; United States Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). Stockholders should consult their own tax advisers with respect to the tax consequences of a sale of Fund Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the stockholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Stockholders of Participating in the Offer. It is anticipated that U.S. Stockholders (as such term is defined in Section 4(E)—“Procedures for Tendering Fund Shares for Repurchase; United States Federal Income Tax Withholding” above), other than tax-exempt persons, who sell Fund Shares pursuant to the

Offer, will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of the Portfolio Securities and the amount of cash they receive pursuant to the Offer and (b) their adjusted tax basis in the Fund Shares sold by them. The sale date for such tax purposes will be the date the Fund accepts the Fund Shares for purchase. This gain or loss will be capital gain or loss if the Fund Shares sold are held by the participating U.S. Stockholder at the time of sale as capital assets, and will be treated as either long-term or short-term capital gain or loss depending on whether or not the Fund Shares have been held at that time for more or less than one year, as applicable. Gain or loss must be calculated separately for each block of Fund Shares (i.e., Fund Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any long-term capital gain realized by a non-corporate U.S. Stockholder that is not a tax-exempt person will generally be taxed at a maximum rate of 15%, depending on whether or not the Fund Shares have been held at that time for more than one year. Capital losses recognized by a U.S. Stockholder are generally available only to offset capital gains of the U.S. Stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year with capital losses). The ability of a U.S. Stockholder to carry back or carry forward capital losses is limited.

Under the Code’s “wash sale” rules, loss recognized on Fund Shares sold pursuant to the Offer will ordinarily be disallowed to the extent U.S. Stockholders acquire other Fund Shares within 30 days before or after the date the repurchased Fund Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Fund Shares acquired would be adjusted to reflect the disallowed loss.

The foregoing U.S. federal income tax treatment is based on the assumption that not all stockholders will participate in the Offer and that the continuing ownership interest in the Fund of each participating U.S. Stockholder (including shares constructively owned by such participating U.S. Stockholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the repurchase as a sale rather than a distribution for U.S. federal income tax purposes, pursuant to Section 302(b) of the Code. If this assumption is not met, the receipt of Portfolio Securities for Fund Shares purchased by the Fund may be taxable to U.S. Stockholders that are not tax-exempt persons as a distribution by the Fund rather than as a gain from the sale of the Fund Shares. In that event, receipt of the Portfolio Securities by such U.S. Stockholders would be taxable as a dividend, in an amount equal to the fair market value of the Portfolio Securities, to the extent of such U.S. Stockholders’ allocable shares of the Fund’s current or accumulated earnings and profits. Any excess of the value of the Portfolio Securities received over the portion so taxable as a dividend would constitute a non-taxable return of capital to the extent of the U.S. Stockholders’ tax basis in the Fund Shares sold, and any remaining excess of such value of the Portfolio Securities would be treated as either long-term or short-term capital gain from the sale of the Fund Shares (if the Fund Shares are held as capital assets), depending on how long the Fund Shares were held. If the repurchase is treated as a distribution by the Fund rather than as a sale of shares, the portion of the distribution treated as a dividend would, in the case of U.S. Stockholders who are individuals meeting certain holding period and other requirements, qualify as “qualified dividend income” eligible for the reduced maximum federal tax rate of 15% to the extent deemed to be paid out of “qualified dividend income” received by the Fund. Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (including foreign corporations incorporated in certain countries having a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Any portion of the distribution treated as a dividend that did not qualify for the reduced rate would be taxable to U.S. Stockholders that are not tax-exempt persons at the regular maximum federal tax rate of up to 35%. If the receipt of Portfolio Securities by a participating U.S. Stockholder is taxable as a distribution, such U.S. Stockholder’s remaining tax basis in the purchased Fund Shares would generally be added to the tax basis of the Fund Shares that the U.S. Stockholder continued to hold following completion of the Offer.

B. Consequences to U.S. Stockholders of the Ownership of Portfolio Securities received pursuant to the Offer. Each participating U.S. Stockholder’s federal income tax basis in Portfolio Securities received pursuant to the Offer will be equal to the fair market value of the Portfolio Securities on the day the Offer is consummated. Each participating U.S. Stockholder’s holding period for Portfolio Securities received pursuant to the Offer will begin on the day after the day on which the Offer is consummated.

C. Dividends and Other Distributions on Portfolio Securities Received Pursuant to the Offer. The gross amount of any distributions paid by an issuer of Portfolio Securities out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any withholding taxes imposed with respect thereto, will generally be taxable to a participating U.S. Stockholder as a dividend. Such dividend may, subject to applicable limitations, be eligible for qualified dividend income treatment if received by a non-corporate U.S. Stockholder in a taxable year beginning before January 1, 2011, or the dividends received deduction allowed to corporations if received by a corporate U.S. Stockholder. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Stockholder’s basis in the particular Portfolio Security with respect to which the distribution is paid, and thereafter as capital gain.

One or more issuers of the Portfolio Securities that a participating U.S. Stockholder receives pursuant to the Offer may be a passive foreign investment company (“PFIC”) for U.S. tax purposes. A PFIC is a non-U.S. corporation in which either (i) 75% or more of its gross income for a taxable year is “passive income,” or (ii) at least 50% of the average percentage of assets held during the taxable year are assets that produce passive income or are held for the production of passive income. If a U.S. Stockholder holds Portfolio Securities issued by a company that is a PFIC, such U.S. Stockholder may be subject to U.S. federal income tax charges, in the nature of interest with respect to deferred taxes, on a portion of any “excess distribution” or gain from the disposition of those Portfolio Securities. In addition, gain from the disposition of Portfolio Securities issued by a PFIC would generally be taxable to individuals at ordinary income rates, rather than reduced capital gain rates. Stockholders should consult with their tax advisers about the tax consequences of investing in a PFIC.

Participating U.S. Stockholders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received with respect to the Portfolio Securities, and the federal income tax rates that apply with respect to each such distribution in their particular circumstances.

D. Sale or Other Disposition of Portfolio Securities Received Pursuant to the Offer. Upon a subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer, participating U.S. Stockholders will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the subsequent disposition. Any such gain or loss will generally be long-term capital gain (generally eligible for the reduced 15% capital gains rate if recognized in a taxable year beginning before January 1, 2011) or loss only if the selling U.S. Stockholder holds the Portfolio Securities as capital assets for more than one year following the consummation of the Offer.

E. Consequences to U.S. Stockholders who do not Participate in the Offer. The purchase of Fund Shares pursuant to the Offer generally will have no U.S. federal income tax consequences to non-participating U.S. Stockholders. However, if any such purchase by the Fund is treated as a dividend rather than as an exchange, as described above, and the dividend has the result of some stockholders receiving property and other stockholders increasing their proportionate interests in the assets or earnings and profits of the Fund, the non-participating U.S. Stockholders may be deemed to have received a taxable distribution of Fund stock.

F. Backup Withholding. Under the U.S. backup withholding rules, a Nominee would be required to withhold 28% of the gross proceeds paid to any U.S. Stockholder unless either: (a) such U.S. Stockholder has on file with the Nominee a valid IRS Form W-9 or (b) an exception applies under applicable law.

In addition, all or a portion of payments received by participating U.S. Stockholders in exchange for Fund Shares pursuant to the Offer may be subject to U.S. federal income tax information reporting requirements.

G. Consequences to Non-U.S. Stockholders of Participating in the Offer. The U.S. federal income tax consequences of a Non-U.S. Stockholder (as such term is defined in Section 4(E)—“Procedures for Tendering Fund Shares for Repurchase; United States Federal Income Tax Withholding” above) on ownership, sale, or disposition of Fund Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder, as well as the tax characterization of the transaction as either a sale of the Fund Shares or a distribution by the Fund, as discussed above with respect to U.S. Stockholders participating in the Offer. Whether the proceeds received by a participating Non-U.S. Stockholder will be treated for tax purposes as a sale of the Fund Shares or distribution by the Fund will be determined in the same manner as discussed above for U.S. Stockholders. If the sale of Fund Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Stockholder upon the sale of Fund Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the receipt of Portfolio Securities upon exchange of Fund Shares by a participating Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund, or if a Non-U.S. Stockholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the stockholder’s increase in its proportionate ownership of the Fund resulting from other stockholders’ sale of Fund Shares pursuant to the Offer, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the sale of Fund Shares by a Non-U.S. Stockholder is effectively connected income, regardless of whether the sale is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, such income would be subject to U.S. tax at rates applicable to a U.S. Stockholder, as well as any applicable branch profits tax.

H. Dividends and Other Distributions on Portfolio Securities Received by Non-U.S. Stockholders Pursuant to the Offer. Dividends paid to Non-U.S. Stockholders in respect of the Portfolio Securities issued by domestic corporations will be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If such dividends paid to Non-U.S. Stockholders are “effectively connected” with the conduct of a trade or business within the United States, such dividends would generally not be subject to U.S. withholding tax, but would instead be subject to U.S. tax at rates applicable to U.S. Stockholders, as well as any applicable branch profits tax.

I. Sale or Other Disposition of Portfolio Securities Received by Non-U.S. Stockholders Pursuant to the Offer. Subject to the discussion in Section K below, the U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Fund Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder. If the sale of Fund Shares pursuant to the Offer is effectively connected, a Non-U.S. Stockholder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the subsequent disposition. Such income would be subject to U.S. tax at rates applicable to a U.S. Stockholder, as well as any applicable branch profits tax. If the sale of Fund Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Stockholder upon the sale of Fund Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale.

J. Application of the Foreign Investment in Real Property Tax Act of 1980 to Non-U.S. Stockholders. Participating Non-U.S. Stockholders could be subject to U.S. federal tax upon the sale or disposition of the Portfolio Securities under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) if any of the Portfolio Securities is a “United States real property holding corporation” and no exception is applicable. Under the FIRPTA provisions of the Code, U.S. federal tax is due and certain filing requirements are imposed upon a sale of shares of a U.S. corporation that is a “United States real property holding corporation” (defined generally as any U.S. corporation if 50% or more of its assets consist of interests in real property located in the United States). The tax is generally collected by withholding an amount equal to 10% of the purchase price. There are exceptions for certain sales by 5% or smaller stockholders where shares of the United States real property holding corporation are publicly traded.

K. Backup Withholding for Non-U.S. Stockholders. Participating Non-U.S. Stockholders could be subject to 28% backup withholding, as described with respect to participating U.S. Stockholders above. In order to avoid the possibility of backup withholding, each Non-U.S. Stockholder must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Stockholder. Failure to provide the Depositary with the appropriate Form W-8 will result in a defective submission and the Fund will be unable to purchase the participating Non-U.S. Stockholder’s Fund Shares. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Participating Non-U.S. Stockholders should consult their own tax advisers regarding the tax consequences of the ownership, sale or other disposition of Portfolio Securities in their particular circumstances.

L. Consequences to the Fund. It is anticipated that the Fund will not recognize gain or loss for U.S. federal income tax purposes as the result of the Distribution of Portfolio Securities to participating stockholders pursuant to the terms of the Offer.

15. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Fund Shares repurchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Fund Shares are subject to certain conditions described in Section 3—“Certain Conditions of the Offer”.

16. Amendments; Termination. Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to (a) terminate the Offer and not accept for payment (or pay for) any Fund Shares if any of the conditions referred to in Section 3—“Certain Conditions of the Offer” has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3—“Certain Conditions of the Offer”, and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Fund Shares tendered for repurchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance for payment of, or payment for, any Fund Shares upon the occurrence of any of the conditions specified in Section 5—“Withdrawal Rights” without extending the period during which the Offer is open.

Any termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Fund Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional repurchase offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 13e-4(e) and l3e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Fund Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or day that the NYSE is not open for business and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17. Miscellaneous. The Offer is not being made to, nor will the Fund accept tenders of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Fund Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Fund Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of stockholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

Questions or requests for assistance or for additional copies of the Offer, or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their Nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street,

New York, New York 10038,

Toll Free: 1-888-219-8293